May 29, 2012

First Investors Life Series Funds
110 Wall Street
New York, NY 10005

Ladies and Gentlemen:

We have acted as counsel to First Investors Life Series Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Trust’s registration statement on Form N-14 (File No. 333-145708) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the shares of beneficial interest in High Yield Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) issued pursuant to the Plan of Reorganization and Termination adopted on August 16, 2007 (the “Plan”), entered into by the Trust, on behalf of the Acquiring Fund and Special Bond Fund, another series of the Trust (the “Acquired Fund”).  The Plan provided for the transfer of the Acquired Fund’s assets to, and the assumption of the Acquired Fund’s liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan, and the distribution of such Shares to the Acquired Fund’s shareholders upon the subsequent liquidation and termination of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Plan, the trust instrument and bylaws of the Trust, and the resolutions adopted by the trustees of the Trust that provide for the issuance of the Shares pursuant to the Plan, and we have made such investigation of law as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares issued pursuant to the Registration Statement were duly authorized for issuance by the Trust and, when issued and delivered pursuant to the Plan, were validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of Amendment No. 1 to the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm in the combined

First Investors Life Series Fund
May 29, 2012

Based upon and subject to the foregoing, we are of the opinion that the Shares issued pursuant to the Registration Statement were duly authorized for issuance by the Trust and, when issued and delivered pursuant to the Plan, were validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of Amendment No. 1 to the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm in the combined proxy statement and prospectus filed as part of the Registration Statement.  In giving our consent we do not thereby admit that we are within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ K&L Gates LLP